Exhibit 99.1

Contacts:	Steven O. Cordier
Sr. Vice President and CFO
(303) 649-1900
scordier@penx.com

PENFORD REPORTS THIRD QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

CENTENNIAL, CO, July 7, 2014 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for food and industrial markets, today reported third quarter and year-to-date fiscal year 2014 results.

The Company reported net income of $3.1 million, or $0.24 per diluted share, for the third quarter ended May 31, 2014. Consolidated sales for the quarter were $119.4 million compared with $121.7 million last year, primarily because lower corn prices that were passed through to paper industry customers reduced industrial starch and by-products revenue. The Company’s gross margin improved, benefiting from higher Industrial Ingredients profitability. Consolidated operating income increased 15% to $4.9 million.

Third quarter results included a one-time $1.0 million non-operating gain in the Industrial Ingredients division. The Company satisfied conditions of a forgivable government loan and had the remaining repayment obligations waived. The loan was extended following the 2008 flood event that impacted the Company’s operations in Cedar Rapids. Results in the division were also slightly improved by a change in the estimated service lives used to calculate depreciation expense, as explained below. In addition, the Company incurred one-time costs associated with the acquisition of Gum Technology, which are included in the quarterly results of the Food Ingredients division.

Penford Corporation-Financial Highlights:

(In thousands)	Q3 FY 14	Q2 FY 14	Q1 FY 14	Q3 FY 13
Food Ingredients:
Sales	$35,317	$30,279	$28,651	$28,535
Gross Margin	9,572	8,813	9,274	9,056
EBITDA*	6,642	6,316	7,055	6,726
Industrial Ingredients:
Sales	$84,112	$75,828	$80,600	$93,184
Gross Margin	5,296	3,358	1,435	4,135
EBITDA*	5,344	2,726	647	3,291
Consolidated:
Sales	$119,429	$106,107	$109,251	$121,719
Gross Margin	14,868	12,171	10,709	13,191
EBITDA*	9,012	6,225	4,940	7,745
Net income	3,071	1,240	488	2,058

	LTM May 14	LTM May 13
Consolidated:
Sales	$452,212	$460,047
EBITDA*	21,961	21,299
Net income	3,850	591
Total Debt	77,341	78,529

*	See the Reconciliation Table below.

Highlights for the quarter are as follows:

Food Ingredients Division

•	Revenue increased to a record $35.3 million on double-digit increases in starch volumes across several application segments.

•	The Company completed the acquisition of Gum Technology during the quarter, and integration is proceeding as planned.

•	RS&A expenses rose 25% on investments in R&D, sales and business development, and from the acquisition of Gum Technology.

•	Operating income was $6.0 million, including $0.4 million of margin reduction due to costs incurred from the Gum Technology acquisition that closed on March 25, 2014. Operating income was $6.2 million for the same period last year.

Industrial Ingredients Division

•	Sales declined 10% from last year as a 36% decline in corn prices reduced by-products and paper starch revenues.

•	The bio-products platform continued to grow with 15 new product applications commercialized over the last nine months.

•	Higher bio-products sales, better ethanol crush margins, and stronger starch shipments overcame $2.5 million in additional production costs due to higher natural gas prices (by 69%) and electricity rates (by 23%) brought on by harsh winter weather. The result was a 28% improvement in gross margin.

•	Operating income increased from $0.6 million to $2.0 million. Depreciation expenses were reduced by $0.2 million in the quarter after the Company determined that the useful lives of certain long term manufacturing assets should be extended. The Company expects, based on its current level of operations and investments in property, plant and equipment, that this change in the estimated useful lives of these assets will increase operating income in the fourth quarter by approximately $1.0 million and, on an annualized basis, in the range of approximately $4.4 million to $4.6 million.

Consolidated Results

•	Earnings per share of $0.24 are the highest quarterly result since the 2008 flood damaged operations in Cedar Rapids.

•	The Company reported the highest gross margins in the last eight quarters at 12.4%.

•	Cash flows from operations provided $2.9 million in cash. Total debt declined $1.2 million from last year.

•	Sequential performance was also strong with sales increasing 13%, gross margins up 22%, and operating income rising by 69% compared with the second quarter of fiscal 2014.

Conference Call

The Company will host a conference call to discuss fiscal 2014 third quarter results today, July 7, 2014, at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 7, 2014, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the U.S.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three Months Ended May 31		Nine Months Ended May 31
(In thousands, except per share data)	2014	2013	2014	2013
Consolidated Results (unaudited)
Sales	$119,429	$121,719	$334,786	$349,823
Income from operations	$4,925	$4,275	$9,476	$10,825
Net income	$3,071	$2,058	$4,798	$4,956
Earnings per share, diluted	$0.24	$0.16	$0.37	$0.39
Cash Flows (unaudited)
Cash flow provided by (used in):
Operating activities	$2,946	$11,228	$11,337	$14,580
Investing activities	(11,939)	(1,211)	(17,416)	(6,201)
Financing activities	9,376	(9,910)	6,241	(8,276)

Increase in cash	$383	$107	$162	$103

Balance Sheets

(unaudited)

	May 31, 2014	August 31, 2013
Current assets	$99,945	$90,114
Property, plant and equipment, net	111,761	112,141
Other assets	24,922	22,363

Total assets	236,628	224,618

Current liabilities	39,885	35,640
Long-term debt	77,163	72,739
Other liabilities	28,081	33,346
Shareholders’ equity	91,499	82,893

Total liabilities and equity	$236,628	$224,618

Penford Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2014	2013	2014	2013
Sales	$119,429	$121,719	$334,786	$349,823
Cost of sales	104,561	108,528	297,041	312,373

Gross margin	14,868	13,191	37,745	37,450
Operating expenses	8,668	7,326	24,319	22,269
Research and development expenses	1,275	1,590	3,950	4,356

Income from operations	4,925	4,275	9,476	10,825
Interest expense	935	998	2,564	3,062
Other non-operating income, net	1,014	146	1,028	68

Income before income taxes	5,004	3,423	7,940	7,831
Income tax expense	1,933	1,365	3,142	2,875

Net income	$3,071	$2,058	$4,798	$4,956

Weighted average common shares and equivalents outstanding, diluted	12,875	12,670	12,847	12,548
Earnings per common share, diluted	$0.24	$0.16	$0.37	$0.39

Penford Corporation

Reconciliation of Non-GAAP Measure

To supplement the segment and consolidated financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company utilizes a non-GAAP financial measure, net income (loss), before interest, taxes, depreciation and amortization expense (“EBITDA”). The Company uses EBITDA to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results. This non-GAAP measure is not a substitute for, or an alternative to, the corresponding measure calculated in accordance with GAAP.

Reconciliation of non-GAAP EBITDA to GAAP Operating Income (Loss)

	Three months ended May 31, 2014			Three months ended May 31, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income	$6,025	$1,957	$4,925	$6,206	$565	$4,275
Depreciation and amortization	618	2,374	3,074	519	2,722	3,323
Other non-operating income (loss)	(1)	1,013	1,013	1	4	147

EBITDA	$6,642	$5,344	$9,012	$6,726	$3,291	$7,745

	Three months ended February 28, 2014			Three months ended November 30, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$5,794	$14	$2,911	$6,530	$(2,043)	$1,641
Depreciation and amortization	522	2,704	3,308	525	2,684	3,291
Other non-operating income	—	8	6	—	6	8

EBITDA	$6,316	$2,726	$6,225	$7,055	$647	$4,940

	Twelve Months ended May 31
	2014	2013
Operating income	$8,056	$11,301
Loss on redemption of Preferred Stock	—	(3,822)
Iowa loan forgiveness	1,000	—
Depreciation and amortization	12,871	13,538
Other non-operating income	34	282

EBITDA	$21,961	$21,299